Exhibit 1

Suite 920-475 West Georgia Street Vancouver, BC V6B 4M9	Tel: 1-604-689-0234 Fax: 1-604-688-0094

FOR IMMEDIATE RELEASE

PERU COPPER REPORTS PROGRESS UPDATE

Vancouver, British Columbia, Canada, June 20, 2005 - Peru Copper Inc. (TSX:PCR, PCR.WT / AMEX:CUP, CUP.WS) (“Peru Copper” or the “Company”) today provided a progress update report on its Toromocho Project in Lima, Peru.

Metallurgical Update

The Company reports results from testing of seven composite samples that are metallurgically representative of the Toromocho deposit. The arithmetic average of the samples resulted in a concentrate assay of 26.9% copper and a copper recovery that varies between 86% and 87%. The testing was done at Metcon Research Inc. (“Metcon”) in Tucson and confirmed by Martin Kuhn of Minerals Advisory Group Inc., also of Tucson. Chairman J. David Lowell said “these further tests confirm our belief that the Toromocho mineralized material can be processed very successfully using a traditional flotation process.”

Testing of a concentrate leaching hydrometallurgical process at Metcon has also been promising. The process involves creating a copper concentrate which is leached to recover soluble copper in solution. The soluble copper is processed through solvent extraction and electrowinning to produce cathode copper for sale directly to the market. The remaining leached concentrate is reground and floated to produce a traditional copper concentrate. Mr. Kuhn said “a combined recovery of copper in leach solution and copper in chalcopyrite concentrate appears to be approximately 85%, which is similar to traditional flotation recovery percentages.”

The Company is also beginning testing of other hydrometallurgical processes currently used in the copper industry. Mr. Lowell commented “we believe that use of hydrometallurgy at Toromocho will reduce the project’s reliance on copper smelters and produce copper at very low cost.”

Drilling Program Update

Mr. Lowell said that through May 31, 2005 the Company has completed 19,297 meters of its Phase II 50,000 meter drill program. A total of 63,292 meters of drilling have now been completed by the Company. An additional 42,000 meters was drilled by Cerro de Pasco Corp. and Empresa Minera del Centro del Peru S.A. (“Centromin”), prior to the Company’s involvement with the project, which brings the total amount of drilling at Toromocho over to 105,000 meters. Mr. Lowell explained “we completed 44,000 meters of our Phase I drilling program earlier this year and the Phase II program should be completed by the fourth quarter. We should then be able to provide an updated resource model by the end of 2005.”

The Company previously reported measured and indicated resources of 1.58 billion tonnes of copper material with a copper equivalent grade of 0.68% as well as 257 million tonnes of inferred copper material with a copper equivalent grade of 0.58%.

Peru Copper is involved in the acquisition and exploration of potentially mineable deposits of copper in Peru. On June 11, 2003, Peru Copper entered into the Toromocho Option Agreement (“Toromocho Option”) with Empresa Minera del Centro del Peru S.A. (“Centromin”), a Peruvian state-owned mining company, whereby Centromin granted the Company the option to acquire its interest in the mining concessions and related assets of the Toromocho Project.

Peru Copper’s intention is to continue with its exploration program of the Toromocho concessions and to fulfill the Toromocho Option requirements.

For further information please contact Patrick De Witt, Director of Investor Relations at (604) 689-0234 or patrick@perucopper.com.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as “mineral deposit”, that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form F-1 Registration Statement, File No. 333-121527, which may be secured from us, or from the SEC’s website at http://www.sec.gov/edgar.shtml.

Forward-Looking Statements:

Statements in this release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors identified in the Peru Copper Inc. periodic filings with Canadian Securities Regulators. Such forward-looking information represents management’s best judgment based on information currently available. No forward-looking statement can be guaranteed and actual future results may vary materially. Peru Copper does not assume the obligation to update any forward-looking statement.

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to those with respect to the price of copper, the timing of completion of exploration activities and the determination and amount of estimated mineral resources involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievement of Peru Copper Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the exploration and potential development of the properties owned by the company, risks related to international operations, the actual results of current exploration activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of copper, silver, molybdenum and gold, as well as those factors discussed in the section entitled “Risk Factors” in the Form F-1 as on file with the Securities and Exchange Commission in Washington, D.C. Although Peru Copper Inc. has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

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